Exhibit 99.2

Avista Public Acquisition Corp. II Completes $230,000,000 Initial Public Offering

NEW YORK, NY – August 12, 2021 – Avista Public Acquisition Corp. II (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, announced today the pricing of its initial public offering of 23,000,000 units, which includes 3,000,000 units issued upon the exercise of the underwriters’ overallotment option, which was exercised in full, at a public offering price of $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and began trading under the ticker symbol “AHPAU” on August 10, 2021. Each unit issued in the offering consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Only whole warrants will trade and be exercisable. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “AHPA” and “AHPAW,” respectively.

Avista Public Acquisition Corp. II is incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with a target company in the healthcare industry.

Credit Suisse Securities (USA) LLC is the sole book-running manager for the offering. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained, when available, from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on August 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the intended focus with respect to a business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Amanda Heravi, Investor Relations Officer
heravi@avistacap.com